Exhibit 2

SUBSCRIPTION AGREEMENT

THIS AGREEMENT is made as of the 22nd day of September, 2015 (the “Effective Date”).

BETWEEN:

TIMBERLINE RESOURCES CORPORATION, a company incorporated under the laws of the State of Delaware and having an office at 101 East Lakeside Avenue, Coeur d’Alene, Idaho 83814

(the “Issuer”)

AND:

WATERTON PRECIOUS METALS FUND II CAYMAN, LP, an exempted limited partnership organized under the laws of the Cayman Islands and having an office at P.O. Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands

(the “Purchaser”)

WHEREAS, subject to the terms and conditions set forth herein, the Purchaser will subscribe for and agrees to purchase from the Issuer and the Issuer agrees to sell to the Purchaser the Purchased Shares (as defined below) at a price of $0.375 per Common Share (as defined below).

NOW THEREFORE, in consideration of the terms, covenants and conditions set forth in this Subscription Agreement (as defined below), and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

1.                            DEFINITIONS

1.1                     In this Subscription Agreement, the following words and phrases have the following meanings unless otherwise indicated:

(a)                       “1933 Act” means the United States Securities Act of 1933, as amended;

(b)                       “Affiliates” means the subsidiaries and the affiliated and associated entities of the Issuer;

(c)                        “Applicable Legislation” means, as applicable, the securities laws, regulations, rules, instruments, rulings, notices and orders in each of the Reporting Jurisdictions, the applicable policy statements issued by the Commissions in each of the Reporting Jurisdictions and the rules and policies of the Canadian Exchange and the NYSE;

(d)                       “Business Day” means a day other than a Saturday or Sunday on which commercial banks are open for the transaction of regular business in the City of Toronto, Ontario;

(e)                        “Canadian Exchange” means the TSX Venture Exchange;

(f)                         “Closing” means the closing of the sale and purchase of the Purchased Shares;

(g)                        “Closing Date” means September 23, 2015 or such other date as the Issuer and the Purchaser may mutually agree upon;

(h)                       “Closing Requirements” has the meaning ascribed to such term in Section 6.4 hereof;

(i)                           “Closing Time” means 11:00 a.m. (Toronto time) on the Closing Date or such other time as the Issuer and the Purchaser may mutually agree upon;

(j)                          “Commissions” means the applicable securities commissions or securities regulatory authorities in the Reporting Jurisdictions;

(k)                       “Common Shares” means common shares with a par value of $0.001 per common share in the capital stock of the Issuer;

(l)                           “Environmental Laws” has the meaning ascribed to such term in Subsection 4.1(s) hereof;

(m)                   “Environmental Permits” has the meaning ascribed to such term in Subsection 4.1(s) hereof;

(n)                       “Equity Issuance” has the meaning ascribed to such term in Section 9.1 hereof;

(o)                       “Equity Securities” has the meaning ascribed to such term in Section 9.1 hereof;

(p)                       “Financial Statements” means the financial statements filed by the Issuer with the Commissions;

(q)                       “Letter of Intent” has the meaning ascribed to such term in Subsection 3.1(g) hereof;

(r)                          “Money Laundering Laws” has the meaning ascribed to such term in Subsection 4.1(z) hereof;

(s)                         “NYSE” means the NYSE MKT stock exchange;

(t)                          “Offering” means the offering of the Purchased Shares, on a private placement basis, by the Issuer to the Purchaser;

(u)                       “PATRIOT Act” has the meaning ascribed to such term in Section 11.15 hereof;

(v)                       “PCMLA” has the meaning ascribed to such term in Section 11.15 hereof;

(w)                     “Person” includes an individual, firm, corporation, syndicate, company, partnership, trust, joint venture, association, unincorporated organization, investment club, government or agency or political subdivision thereof and every other form of legal or business entity of whatsoever nature or kind;

(x)                       “POCA” has the meaning ascribed to such term in Section 11.15 hereof;

(y)                       “Public Record” has the meaning ascribed to such term in Subsection 3.1(f) hereof;

(z)                        “Purchased Shares” means the 1,331,861 Common Shares to be subscribed for and purchased by the Purchaser pursuant to this Subscription Agreement;

(aa)                “Regulatory Authorities” means, collectively, the Commissions, the Canadian Exchange and the NYSE and “Regulatory Authority” means any of them;

(bb)                “Regulation D” means Regulation D promulgated by the SEC under the 1933 Act;

(cc)                  “Regulation S” means Regulation S promulgated by the SEC under the 1933 Act;

(dd)                “Reporting Jurisdictions” means the provinces of British Columbia and Alberta, and the United States;

(ee)                  “SEC” means the United States Securities and Exchange Commission;

(ff)                    “Subscription Agreement” means this subscription agreement as may be amended, supplemented, modified, restated or replaced from time to time;

(gg)                  “Subscription Funds” means $499,447.87, being the total purchase price for the Common Shares being subscribed for by the Purchaser pursuant to this Subscription Agreement;

(hh)                “Taxes” has the meaning ascribed to such term in Subsection 4.1(p) hereof; and

(ii)                        “United States” and “U.S. Person” have the meanings defined in Regulation S.

2.                            SUBSCRIPTION

2.1                     Subject to the terms and conditions set out herein, the Purchaser hereby subscribes for and agrees to purchase from the Issuer, and the Issuer agrees to sell to the Purchaser, the Purchased Shares at a price of $0.375 per Common Share for an aggregate purchase price of $499,447.87.

2.2                     The Purchaser confirms that, as of the Effective Date and excluding the Purchased Shares purchased as part of this Offering, it holds, directly or indirectly, or exercises direction or control over that number of Common Shares of the Issuer and/or securities convertible into Common Shares of the Issuer set out in Schedule “A” hereto.  The Purchaser further confirms that, as set out in Schedule “A” hereto, it is or is not an insider (as such term is defined in the Corporate Finance Manual of the Canadian Exchange), a member of the pro group (as such term is defined in the Rule Book of the Canadian Exchange) or a person registered as an advisor or dealer (as such term is defined in the Applicable Legislation).

2.3                   The Purchased Shares will be issued and registered in the name of the Purchaser or its nominee.

3.                            ACKNOWLEDGEMENTS, REPRESENTATIONS, WARRANTIES AND COVENANTS OF PURCHASER

3.1                     The Purchaser acknowledges that:

(a)                       no Regulatory Authority has reviewed or passed on the merits of the Offering;

(b)                       there is no government or other insurance covering the Common Shares;

(c)                        there are risks associated with the purchase of the Common Shares;

(d)                      there are restrictions, pursuant to the Applicable Legislation, on the Purchaser’s ability to resell the Purchased Shares and it is the responsibility of the Purchaser to ascertain what these restrictions are and to comply with these restrictions before selling the Purchased Shares;

(e)                        the Issuer has advised the Purchaser that the Issuer is relying on an exemption from the requirements to provide the Purchaser with a prospectus and to sell the Purchased Shares through a person or company registered to sell the Purchased Shares under Applicable Legislation and, as a consequence of acquiring the Purchased Shares pursuant to this exemption, certain protections, rights and remedies provided by Applicable Legislation, including statutory rights of rescission or damages, will not be available to the Purchaser;

(f)                         the Purchased Shares have not been registered under the 1933 Act or the securities or “blue sky” laws of any state in the United States and may not be offered or sold in the United States or to a U.S. Person unless registered under the 1933 Act and the securities or “blue sky” laws of all applicable states of the United States or an exemption from such registration requirements is available, and the Issuer has no obligation or present intention of filing a registration statement under the 1933 Act in respect of any of the Purchased Shares;

(g)                        the decision to execute the Subscription Agreement and purchase the Purchased Shares agreed to be purchased hereunder has not been based upon any oral or written representation as to fact or otherwise (except as expressly set out herein) made by or on behalf of the Issuer and, save as aforesaid, the decision is based entirely on the Purchaser’s review of publicly available information regarding the Issuer filed on the System for Electronic Document Analysis and Retrieval (SEDAR) in Canada at www.sedar.com or the SEC’s EDGAR System (collectively, the “Public Record”);

(h)                       it has had access to the Public Record and has made such investigations, if any, concerning the Issuer as it has considered necessary so as to make an informed investment decision in connection with an investment in the Common Shares and it has not received, nor has it requested, nor does it have any need to receive, any offering memorandum or other document describing the business and affairs of the Issuer which has been prepared for delivery to, and review by, the Purchaser in order to assist it in making an investment decision with respect to the Purchased Shares, and except for this Subscription Agreement and the letter agreement dated September 13, 2015 by and between the Purchaser and the Issuer (the “Letter of Intent”), no other documents have been delivered or otherwise furnished to the Purchaser in connection with the Offering;

(i)                           the offering and sale of the Purchased Shares to the Purchaser were not made through an advertisement of the Purchased Shares in printed media of general and regular paid circulation, radio or television, or any other form of advertisement and the Purchaser has not become aware of any form of “general solicitation or general advertising” or “directed selling efforts” (as those terms are used in Regulation D and Regulation S, respectively) with respect to the Offering of the Purchased Shares;

(j)                          the Purchaser is solely responsible for its own due diligence investigation of the Issuer and its business, for its own analysis of the merits, risks and terms of its investment in the Purchased Shares made pursuant to this Subscription Agreement and for obtaining such legal and tax advice as it considers appropriate in connection with the execution, delivery and performance of this Subscription Agreement and the transactions contemplated under this Subscription Agreement;

(k)                       THERE ARE RISKS ASSOCIATED WITH THE PURCHASE OF THE PURCHASED SHARES AND THE PURCHASER MAY LOSE ITS ENTIRE INVESTMENT; and

(l)                           this Subscription Agreement and the schedules and forms attached hereto require the Purchaser to provide certain personal information to the Issuer. Such information is being collected by the Issuer for the purposes of completing the purchase and sale of the Purchased Shares, including, without limitation, determining the Purchaser’s eligibility to purchase the Purchased Shares under Applicable Legislation, or preparing and registering certificates representing the Purchased Shares to be issued to the Purchaser, as the case may be, and completing filings required by the Regulatory Authorities. The Purchaser’s personal information may be disclosed by the Issuer to: (a) the Regulatory Authorities for the purposes of, inter alia, the administration and enforcement of Applicable Legislation, (b) the Issuer’s registrar and transfer agent, and (c) any other third party involved in the purchase and sale of the Purchased Shares, including legal counsel and may be included in record books in connection with such purchase and sale. By executing this Subscription Agreement, the Purchaser is deemed to be consenting to the foregoing collection, use and disclosure of the Purchaser’s personal information. The Purchaser also consents to the filing of copies or originals of any of the Purchaser’s documents described herein including, but not limited to, as may be required to be filed with the Regulatory Authorities in connection with the transactions contemplated hereby.  In addition, the Purchaser also consents to the collection, use and disclosure of the Purchaser’s personal information by the Canadian Exchange for the purposes in Schedule “C” or as otherwise identified by the Canadian Exchange from time to time.  If the Purchaser is resident in Ontario, the public official who can answer questions about the Ontario Securities Commission’s indirect collection of personal information hereunder is the Administrative Support Clerk, Ontario Securities Commission, Suite 1903, Box 55, 20 Queen Street West, Toronto, Ontario, M5H 3S8, Telephone 416-593-3684, Facsimile 416-593-8252.

3.2                     The Purchaser represents, warrants, covenants and certifies to the Issuer that:

(a)                       the Purchaser has had the opportunity to obtain independent legal, income tax and investment advice with respect to the Issuer and its subscription for the Purchased Shares hereunder including, but not limited to, restrictions with respect to trading in the Purchased Shares imposed by Applicable Legislation and the applicable securities legislation in the jurisdiction in which it resides and confirms that no representation has been made to it by or on behalf of the Issuer with respect thereto, acknowledges that it is aware of the characteristics of the Purchased Shares, the risks relating to an investment therein and of the fact that it may not be able to resell the Purchased Shares, except pursuant to exemptions under Applicable Legislation until the expiry of the applicable hold periods and in compliance with other requirements of Applicable Legislation and that the certificates representing the Purchased Shares will bear legends to this effect;

(b)                       the Purchaser is purchasing the Purchased Shares as principal for its own account, and not for the benefit of any other Person;

(c)                        the Purchaser is purchasing the Purchased Shares for investment only and not with a view to resale or distribution in violation of the Applicable Legislation;

(d)                      the Purchaser is not a Person created or used solely to purchase or hold securities in order to comply with an exemption from the prospectus requirements of Applicable Legislation and that it pre-existed the date of this Subscription Agreement and has a bona fide purpose other than investment in the Purchased Shares;

(e)                       no Person has made to the Purchaser any written or oral representations:

(i)                          that any Person will resell or repurchase the Purchased Shares;

(ii)                       that any Person will refund the purchase price of the Purchased Shares; or

(iii)                    as to the future price or value of any of the Purchased Shares;

(f)                        the Purchaser has no knowledge of a “material fact” or “material change” (as those terms are defined in the Applicable Legislation) in the affairs of the Issuer that has not been generally disclosed to the public, save and except for this Agreement;

(g)                       the Purchaser is not a U.S. Person and that:

(i)                          the offer was not made to the Purchaser when the Purchaser was in the United States and, at the time the Purchaser’s buy order was made to the Issuer, the Purchaser was outside the United States;

(ii)                      to the knowledge of the Purchaser, the current structure of this transaction and all transactions and activities contemplated hereunder is not a scheme to avoid the registration requirements of the 1933 Act;

(iii)                  the Purchaser has no intention to distribute either directly or indirectly any of the Purchased Shares in the United States, except in compliance with the 1933 Act; and

(iv)                   the Purchaser is not and will not be purchasing any Common Shares (including the Purchased Shares) for the account or benefit of any U.S. Person;

(h)                       the Purchaser is a resident of the Cayman Islands and, to the knowledge of the Purchaser, not bound by or subject to the Applicable Legislation of the Province of British Columbia, Alberta or Ontario, as such legislation would or could relate to the transaction contemplated by this Subscription Agreement;

(i)                           the Purchaser will resell the Purchased Shares only in accordance with the provisions of the Applicable Legislation and this Subscription Agreement;

(j)                          the person executing this Subscription Agreement on behalf of the Purchaser has the necessary power and authority to do so and the investment contemplated hereby has been duly authorized by all necessary action of the Purchaser and this Subscription Agreement has been duly and validly authorized, executed and delivered by and constitutes a legal, valid, binding and enforceable obligation of the Purchaser;

(k)                       the Purchaser has such knowledge in financial and business affairs as to be capable of evaluating the merits and risks of its investment and is able to bear the economic risk of loss of its entire investment;

(l)                          the Purchaser is not a “control person” of the Issuer as defined in the Applicable Legislation, will not become a “control person” by virtue of this purchase of Common Shares, and does not intend to act in concert with any other Person to form a control group of the Issuer; and

(m)                  if required by the Applicable Legislation or the Regulatory Authorities, the Purchaser will execute, deliver, file and otherwise assist the Issuer in filing such reports, undertakings and other documents with respect to the issuance of the Purchased Shares, including, without limitation, the schedules hereto.

4.                            REPRESENTATIONS, WARRANTIES AND COVENANTS OF THE ISSUER

4.1                     The Issuer represents and warrants to and covenants with the Purchaser that:

(a)                       the Issuer and each of its Affiliates is a valid and subsisting corporation duly incorporated under the laws of its jurisdiction of incorporation and is in good standing with respect to all filings required under the laws of such jurisdiction;

(b)                       the Issuer and each of its Affiliates is duly registered and licensed to carry on business in the jurisdictions in which it carries on business or owns property where so required by the laws of that jurisdiction and is not otherwise precluded from carrying on business or owning property in such jurisdictions by any other commitment, agreement or document and no steps or proceedings have been taken by any Person, voluntary or otherwise, requesting or authorizing the dissolution or winding-up of the Issuer or any of its Affiliates;

(c)                        the Issuer and each of its Affiliates has full corporate power and authority to carry on its business as now carried on by it and the creation, execution, delivery and performance of this Subscription Agreement has been, or will be by the Closing Time, duly authorized by all necessary corporate action on the part of the Issuer;

(d)                       the authorized capital of the Issuer consists of 10,000,000 shares of preferred stock, par value $0.01 per share, none of which are issued and outstanding as at September 22, 2015, and 200,000,000 Common Shares, par value $0.001 per share, of which 12,000,084 Common Shares are issued and outstanding as fully paid and non-assessable as at September 22, 2015; when issued, the Purchased Shares will constitute 9.99% of the issued and outstanding Common Shares;

(e)                        no Person has any agreement, option, right or privilege (whether pre-emptive, contractual or otherwise) capable of becoming an agreement, for the purchase, acquisition, subscription for or issuance of Common Shares or other securities of the Issuer, except for (i) outstanding share purchase warrants to purchase up to 25,000 Common Shares and outstanding stock, (ii) options to purchase up to 533,778 Common Shares, (iii) 2,000,000 Common Shares issuable by the Issuer as consideration for an option to purchase an interest in the Talapoosa project pursuant to that certain option agreement dated March 12, 2015 by and among Talapoosa Development Corp. and the Issuer, as buyers, and American Gold Capital US Inc., Gunpoint Exploration US Ltd. and Gunpoint Exploration Ltd., as sellers, (iv) an aggregate of 675,000 Common Shares issuable in connection with the termination of employment contracts with two employees, and (v) up to US$350,000 payable in cash or Common Shares pursuant to a letter agreement dated September 11, 2015 between the Issuer and Macquarie Capital Markets Canada Ltd.; no Person has any registration rights for Common Shares;

(f)                         the Issuer will reserve or set aside sufficient shares in its treasury to issue the Purchased Shares and, at the time of issued, such Purchased Shares will be duly allotted, validly issued, fully paid and non-assessable and will be free of all liens, charges and encumbrances;

(g)                        the Issuer is a “reporting issuer” or the equivalent in each of the Reporting Jurisdictions and is in compliance in all material respects with its obligations under the Applicable Legislation of such jurisdictions and of the Canadian Exchange and the NYSE;

(h)                      the Common Shares of the Issuer are listed for trading on the Canadian Exchange and the NYSE and no order ceasing, halting or suspending trading in the Common Shares of the Issuer nor prohibiting the sale of such Common Shares has been issued to and is outstanding against the Issuer or any of its directors, officers or promoters and no investigations or proceedings for such purposes are pending, expected or threatened;

(i)                           the Issuer has the power and authority to create, issue and deliver the Purchased Shares;

(j)                          none of the documents comprising a part of or any portion of the Public Record contains an untrue statement of a material fact as of the date thereof nor do they omit to state a material fact which, at the date thereof, was required to have been stated or was necessary to prevent a statement that was made from being false or misleading in the circumstances in which it was made and the Issuer has disclosed in the Public Record all material facts relating to its business, assets and financial condition;

(k)                       the sale of the Purchased Shares will not be subject to the prospectus requirements of the Applicable Legislation and no document will be required to be filed and no proceeding taken or approval, permit, consent, order or authorization obtained under the Applicable Legislation in connection with the first trade of the Purchased Shares, provided that (i) the Issuer is and has been a reporting issuer in a jurisdiction of Canada for the four (4) months immediately preceding the trade, (ii) at least four (4) months have elapsed from the Closing Date, (iii) the certificates representing the Purchased Shares carry a legend stating that “Unless permitted under securities legislation, the holder of the security must not trade the security [insert date that is 4 months and a day after the distribution date]”, (iv) such trade is not a control distribution (as such term is defined in National Instrument 45-102), (v) no unusual effort is made to prepare the market or to create a demand for the Purchased Shares that are the subject of the trade, and (vi) no extraordinary commission or consideration is paid to a Person in respect of the trade;

(l)                           The Purchased Shares are being acquired for investment only and not with a view to any public distribution thereof, and Purchaser shall not offer to sell or otherwise dispose of the Purchased Shares so acquired by it in violation of any of the registration requirements of the 1933 Act.

(m)                   none of the Offering, the execution and delivery of this Subscription Agreement, the compliance by the Issuer and each of its Affiliates with the provisions of this Subscription Agreement or the consummation of the transactions contemplated herein and the issuance of the Purchased Shares to the Purchaser, for the consideration and upon the terms and conditions as set forth herein, do or will (i) require the consent, approval, authorization, order or agreement of, or registration or qualification with, any governmental agency, body or authority, court, stock exchange, securities regulatory authority or other Person, except (A) such as have been obtained, (B) acceptance of the Canadian Exchange, which will be conditionally obtained by the Closing Time, (C) acceptance of an additional listing application with respect to the Purchased Shares by the NYSE, which will be obtained by the Closing Time, or (ii) conflict with or result in any breach or violation of any of the provisions of, or constitute a default under, any indenture, mortgage, deed of trust, lease or other agreement or instrument to which the Issuer or any of its Affiliates are a party or by which they or any of their properties or assets thereof are bound, or (iii) conflict with or result in any breach or violation of any provisions of, or constitute a default under the constating documents of the Issuer or any of its Affiliates or any resolution passed by the directors (or any committee thereof) or shareholders of the Issuer or any of its Affiliates, or any statute or any judgment, decree, order, rule, policy or regulation of any court, governmental authority, any arbitrator, stock exchange or Regulatory Authority or any of the properties or assets thereof;

(n)                       The financial statements included in each Issuer SEC filing comply in all material respects with applicable accounting requirements and the rules and regulations of the SEC with respect thereto as in effect at the time of filing (or to the extend corrected by a subsequent restatement) and present fairly, in all material respects, the consolidated financial position of the Issuer as of the dates shown and its consolidated results of operations and cash flows for the periods shown, and such financial statements have been prepared in conformity with United States generally accepted accounting principles (except as may be disclosed therein or in the notes thereto, and, in the case of quarterly financial statement, as permitted by Quarterly Reports on Form 10-Q).  Except as set forth in the financial statements included in the Issuer SEC filings filed prior to the date hereof, neither the Issuer nor any of its subsidiaries has incurred any liabilities, contingent or otherwise, except those incurred in the ordinary course of business, consistent (as to amount and nature) with past practices since the date of such financial statements, none of which, individually or in the aggregate, have had or would reasonably be expected to have a material adverse effect.

(o)                       save and except as disclosed in the Financial Statements available on the Public Record, the Issuer and each of its Affiliates does not have any loans, notes or other indebtedness outstanding to any of its shareholders, officers, directors or employees, past or present, or any Person not dealing at “arm’s length” (as such term is used in the Income Tax Act (Canada));

(p)                       all taxes, duties, royalties, levies, imposts, assessments, deductions, charges or withholdings and all liabilities with respect thereto including any penalty and interest payable with respect thereto (collectively, the “Taxes”) due and payable by the Issuer and each of its Affiliates have been paid.  All tax returns, declarations, remittances and filings required to be filed by the Issuer and each of its Affiliates have been filed with all applicable governmental authorities and all such returns, declarations, remittances and filings are complete and accurate and no material fact or facts have been omitted therefrom which would make any of them misleading.  No examination of any tax return of the Issuer and each of its Affiliates is currently in progress by, and there are no issues or disputes outstanding with, any applicable governmental authority respecting any taxes that have been paid, or may be payable, by the Issuer and each of its Affiliates;

(q)                       the Issuer and each of its Affiliates has conducted and is conducting business in compliance in all material respects with all applicable laws, rules, regulations, tariffs, orders, consents and directives of each jurisdiction in which it carries on business and is party to all material agreements and possesses all material approvals, consents, certificates, registrations, authorizations, permits and licences issued by the appropriate provincial, municipal, federal, state or other regulatory agency or body necessary to carry on the business currently carried on by it, is in compliance in all material respects with the terms and conditions of all such agreements and all such approvals, consents, certificates, authorizations, permits and licences and with all laws, regulations, tariffs, rules, orders and directives material to its operations, and the Issuer and each of its Affiliates has not received any notice of the modification, revocation or cancellation of, any intention to modify, revoke or cancel or any proceeding relating to the modification, revocation or cancellation of any such agreement, approval, consent, certificate, authorization, permit or licence;

(r)                          applying customary standards in the United States mining industry, to the knowledge of the Issuer after due inquiry, the Issuer and each of its Affiliates has sufficient title, clear of any title defect or encumbrance, to its mining properties (other than mining properties to which it is a lessee, in which case it has a valid leasehold interest) and has good and sufficient title to all real property interests including, without limitation, fee simple estate of and in real property, leases, easements, rights of way, permits or licences from landowners or authorities permitting the use of land by the Issuer and each of its Affiliates necessary to permit the operation of its respective business as presently owned and conducted. The Issuer and each of its Affiliates holds all mineral rights required to continue its business and operations as currently conducted and as proposed to be conducted as set forth in the Public Record. All mineral rights held by the Issuer and each of its Affiliates are free and clear of all encumbrances and royalty burdens other than as described in the Public Record and, save as disclosed in the Public Record, none of such mineral rights are subject to reduction by reference to mine payout or otherwise except for those created in the ordinary course of business;

(s)                         the Issuer and each of its Affiliates (i) is in material compliance with all applicable federal, state and local laws and regulations relating to the protection of human health and safety, the environment or hazardous or toxic substances or wastes, pollutants or contaminants (collectively, the “Environmental Laws”), (ii) has received all necessary permits, licenses or other approvals required of it under applicable Environmental Laws to conduct its business as presently conducted (collectively, the “Environmental Permits”), (iii) is in material compliance with all terms and conditions of each Environmental Permit, (iv) confirms that there have been no past, and there are no current claims, complaints, notices or requests for information received by the Issuer or any of its Affiliates with respect to any alleged material violation of any Environmental Laws that, individually or in the aggregate, has or may reasonably be expected to have, a material adverse effect on the business, operations or financial condition of the Issuer or any of its Affiliates, and (v) to the knowledge of the Issuer after due inquiry, there are no events or circumstances that would reasonably be expected to form the basis of an order for clean-up or remediation, or an action, suit or proceeding by any other Person or governmental body or agency, against or affecting the Issuer and or any of its Affiliates relating to any Environmental Laws;

(t)                          all assessments or other work required to be performed in relation to the material mining claims and the mining rights of the Issuer and each of its Affiliates in order to maintain its interest therein, if any, have been performed to date and it has complied in all material respects with all applicable governmental laws, regulations and policies in connection therewith except in respect of any non-material mining claims and mining rights that it intends to abandon or relinquish and except for any non-compliance which would not either individually or in the aggregate have a material adverse effect on the business, operations or financial condition of the Issuer or any of its Affiliates;

(u)                       all exploration activities conducted by the Issuer and each of its Affiliates on its mineral properties have been conducted in all material respects in accordance with good mining and engineering practices;

(v)                       the Issuer has complied in all material respects and will comply in all material respects with the requirements of all applicable corporate and securities laws and administrative policies and directions, including, without limitation, the Applicable Legislation with respect to the sale of the Purchased Shares;

(w)                     there are no actions, suits, proceedings, inquiries or investigations existing, pending or, to the knowledge of the Issuer after due inquiry, threatened against or adversely affecting the Issuer or any of its Affiliates or to which any of their property or assets is subject, at law or in equity, or before or by any court, federal, provincial, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, which may in any way have a material adverse effect and none of the Issuer or any of its Affiliates are subject to any judgment, order, writ, injunction, decree or award of any governmental authority (including, but not limited to, the Regulatory Authorities), which, either separately or in the aggregate, has or may reasonably be expected to have a material adverse effect;

(x)                       the Issuer shall not take any action which would be reasonably expected to result in the delisting or suspension of its Common Shares on or from the Canadian Exchange or on or from any stock exchange, market or trading or quotation facility on which its Common Shares are listed or quoted (including, but not limited to, the NYSE) except in connection with an acquisition of all or substantially all of the Common Shares or a similar transaction, and the Issuer shall comply, in all material respects, with the rules and regulations thereof in connection with the Offering;

(y)                       neither the Issuer nor any of its Affiliates, nor any other Person associated with or acting on behalf of the Issuer or any of its Affiliates (including, without limitation, any director, officer, employee or agent of the Issuer or any of its Affiliates) has, directly or indirectly, while acting on behalf of the Issuer or any of its Affiliates (i) used any corporate funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, (ii) made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns from corporate funds, (iii) violated any provision of the Foreign Corrupt Practices Act of 1977 (as amended, supplemented, modified, restated or replaced from time to time) or similar legislation, or (iv) made any other unlawful payment;

(z)                        the operations of the Issuer and each of its Affiliates are and have been conducted at all times in compliance, in all material respects, with applicable financial recordkeeping and reporting requirements of the money laundering statutes of all applicable jurisdictions, the rules and regulations promulgated thereunder and any related or similar rules, regulations or guidelines issued, administered or enforced by each applicable governmental agency (collectively, the “Money Laundering Laws”) and no action, suit or proceeding by or before any applicable court or governmental agency, authority or body (including, but not limited to, the Regulatory Authorities) or any arbitrator involving the Issuer or any of its Affiliates with respect to the Money Laundering Laws is pending or, to the knowledge of the Issuer after due inquiry, threatened;

(aa)                no Person has or will have, as a result of the transactions contemplated by this Agreement any rights, interest or valid claim against or upon any party hereto for any commission, fee or other compensation as a finder or broker because of any act or omission by Issuer or any of its representatives; and

(bb)                the Issuer does not have outstanding stockholder purchase rights or “poison pill” or any similar arrangement in effect giving any Person the right to purchase any equity interest of the Issuer upon the occurrence of certain events.

5.                            SURVIVAL

5.1                     The representations, warranties and covenants described in this Subscription Agreement will be true and correct as of both the Effective Date and the Closing Time and each such representation, warranty and covenant will survive and shall continue in full force and effect until the second anniversary of the Closing Date.

6.                            CLOSING

6.1                    This Subscription Agreement is subject to all regulatory approvals being obtained, including, without limitation, the acceptance of the Canadian Exchange.

6.2                     The Issuer’s obligation to sell the Purchased Shares to the Purchaser is also subject to the Purchaser completing, executing and returning to the Issuer the Form 4C, Corporate Placee Registration Form, of the Canadian Exchange attached hereto as Schedule “B” (or the Issuer is advised by the Purchaser that it has a current Form 4C filed with the Canadian Exchange) and such additional forms, instruments, certificates and other documents as may be required by the Canadian Exchange as a condition to the granting of its acceptance of the Offering.

6.3                     Subject to the completion of all Closing Requirements, the Closing will be completed on the Closing Time at the offices of McMillan LLP, U.S. counsel to the Issuer, or such other location as the Issuer and the Purchaser may agree.

6.4                     The obligations of the Purchaser under this Subscription Agreement are conditional upon the fulfilment, as of the Closing Time, of the following conditions precedent:

(a)                       the Offering will not violate any Applicable Legislation;

(b)                       the representations, warranties and covenants of the Issuer contained in Section 4.1 are true and correct;

(c)                        the Purchaser has not become aware of any facts not previously disclosed or known which the Purchaser determines, acting reasonably, could have a material adverse effect;

(d)                       delivery to the Purchaser of a favourable opinion of counsel to the Issuer customary for a transaction of this nature;

(e)                        delivery of an officer’s certificate of the Issuer, certifying that the Issuer is not legally prohibited or restricted from entering into and performing its obligations under this Subscription Agreement and attaching the Issuer’s constating documents and by-laws (including all amendments thereto), the resolutions of the Issuer’s board of directors approving the Offering and an incumbency certificate of the officers and directors authorized to sign on behalf of the Issuer (complete with their specimen signatures); and

(f)                         delivery of such other evidence, certificates and documentation as the Purchaser may reasonably request (collectively, the “Closing Requirements”).

6.5                     Provided that the Closing Requirements have been met or waived by the Purchaser (in the sole and absolute discretion of the Purchaser), at the closing time on the Closing Date the Purchaser shall deliver to or to the order of the Issuer a certified cheque, bank draft, certified solicitor’s trust cheque or funds by electronic wire transfer for the full amount of the Subscription Funds and upon Closing the Issuer will deliver to the Purchaser definitive certificates representing the Common Shares registered in the name of the Purchaser or its nominee as set out in Schedule “A” to this Subscription Agreement.

7.                            INDEMNITY

7.1                   The Issuer shall indemnify, defend and hold the Purchaser (which term shall, for the purposes of this section, include the Purchaser and its principals, partners, directors, officers, members, employees, direct or indirect investors, agents and affiliates and assignees and the stockholders, partners, directors, members, managers, officers, employees, direct or indirect investors and agents of such affiliates and assignees) harmless against any and all liabilities, losses, costs or damages, together with all reasonable costs and expenses related thereto (including reasonable legal and accounting fees and expenses), arising from, relating to, or connected with an untrue, inaccurate or breached statement, representation, warranty or covenant of the Issuer contained herein. The Issuer undertakes to the Purchaser to notify the Purchaser immediately of any material change in any representation or warranty relating to the Issuer set forth in this Agreement which takes place prior to the Closing Date.

8.                            LEGENDS, HOLD PERIOD AND RESALE RESTRICTIONS

8.1                     The Purchaser further acknowledges that the certificates (and any replacement certificates) representing the Purchased Shares may bear the following legends and the Purchaser agrees to sell, assign or transfer the Purchased Shares only in accordance with such legend and the Applicable Legislation:

“UNLESS PERMITTED UNDER SECURITIES LEGISLATION, THE HOLDER OF THIS SECURITY MUST NOT TRADE THE SECURITY BEFORE <INSERT DATE THAT IS FOUR (4) MONTHS AND ONE (1) DAY AFTER CLOSING DATE>.”

“THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR UNDER THE SECURITIES LAWS OF ANY OTHER JURISDICTIONS.  THESE SECURITIES ARE SUBJECT TO RESTRICTIONS ON TRANSFERABILITY AND RESALE AND MAY NOT BE TRANSFERRED OR RESOLD EXCEPT AS PERMITTED UNDER THE ACT AND THE APPLICABLE SECURITIES LAWS OF OTHER STATES AND JURISDICTIONS, PURSUANT TO REGISTRATION OR EXEMPTION THEREFROM.  INVESTORS SHOULD BE AWARE THAT THEY MAY BE REQUIRED TO BEAR THE FINANCIAL RISKS OF THIS INVESTMENT FOR AN INDEFINITE PERIOD OF TIME.  THE ISSUER OF THESE SECURITIES MAY REQUIRE AN OPINION OF COUNSEL, IN FORM AND SUBSTANCE REASONABLY SATISFACTORY TO THE ISSUER TO THE EFFECT ANY PROPOSED TRANSFER OR RESALE IS IN COMPLIANCE WITH THE ACT.  THE SECURITIES REPRESENTED HEREBY CANNOT BE THE SUBJECT OF HEDGING TRANSACTIONS UNLESS SUCH TRANSACTIONS ARE CONDUCTED IN COMPLIANCE WITH THE ACT.”

8.2                         Notwithstanding the foregoing, Purchaser shall be entitled to receive from the Issuer new certificates for a like number of Shares not bearing such legend upon the request of Purchaser (a) at such time as such restrictions are no longer applicable, and (b) with respect to the restriction on transfer of such shares under the 1933 Act, delivery of a customary opinion of counsel to Purchaser, which opinion is reasonably satisfactory in form and substance to the Issuer and its counsel, that the restriction referenced in such legend is no longer required in order to ensure compliance with the 1933 Act.

8.3                         The Purchaser understands and hereby acknowledges that the Purchased Shares will be subject to certain resale restrictions imposed under applicable securities laws including, without limiting the generality of the foregoing, the requirement that the Purchased Shares not be traded for a period of four months and one day from the Closing Date, except as permitted by applicable securities laws and except with the consent of the Canadian Exchange.

9.                            ADDITIONAL COVENANTS OF THE ISSUER

9.1                     The Issuer irrevocably covenants and agrees with the Purchaser that subject to compliance with Applicable Legislation and, if required, the acceptance of the Canadian Exchange, the Purchaser shall have the right (but not the obligation) to acquire, on a pro rata basis, Common Shares or securities convertible into Common Shares (other than options granted pursuant to the Issuer’s stock incentive plan in effect from time to time) (collectively, the “Equity Securities”) if at any time and for any reason (whether in respect of a private or public offering of securities or in connection with a corporate transaction or otherwise) the Issuer issues Equity Securities (each, an “Equity Issuance”). In the foregoing circumstances, the Purchaser shall have the right (but not the obligation) to acquire that number of Equity Securities on the same terms as the applicable Equity Issuance that would cause it to maintain the same percentage equity interest in the Issuer that it possesses immediately prior to the closing of the Equity Issuance such that the Purchaser does not suffer any equity dilution.  The Issuer hereby acknowledges that it shall not close any Equity Issuance prior to providing the Purchaser with the opportunity to exercise its rights, as such rights are described in this Section 9.1.  For greater certainty, the Issuer shall consult with (but not necessarily gain the consent of) the Purchaser prior to effecting any Equity Issuance.

9.2                     The Issuer acknowledges and agrees that the Purchaser would be irreparably harmed if any term or condition of Section 9.1 is not fulfilled or met by the Issuer, and that any such harm may not be compensated reasonably or adequately in damages. The Issuer further acknowledges and agrees that the Purchaser shall be entitled to injunctive and other equitable relief to prevent or restrain breaches of such provision or to enforce the terms and conditions thereof, by an action instituted in a court of competent jurisdiction in the Province of British Columbia, which remedy or remedies are in addition to any other remedy to which the Purchaser may be entitled at law or in equity.

10.                     NOTICE

10.1              Any notice or other communication required or permitted to be given hereunder shall be in writing and shall be delivered in person, by registered mail or transmitted by telecopy or other means of recorded electronic communication (such as email or .pdf), addressed as follows:

in the case of the Issuer:

Timberline Resources Corporation

101 East Lakeside Avenue

Coeur d’Alene, Idaho 83814

Attention:  Kiran Patankar, President and Chief Executive Officer, Director

Email: patankar@timberline-resources.com

Telecopier No.:  (208) 664-4860

in the case of the Purchaser:

Waterton Precious Metals Fund II Cayman, LP

c/o Waterton Global Resource Management, Inc.

Commerce Court West

199 Bay Street, Suite 5050

Toronto, ON M5L 1E2

Attention: Cheryl Brandon, Partner, Investment Management

Email: cbrandon@watertonglobal.com

Telecopier No.: (416) 504-3200

With a copy (which shall not constitute notice) to:

Waterton Global Resource Management, Inc.

Commerce Court West

199 Bay Street, Suite 5050

Toronto, ON M5L 1E2

Attention: Kamal Toor, Partner, General Counsel

Email: ktoor@watertonglobal.com

Telecopier No.: (416) 504-3200

Any such notice or other communication shall be deemed to have been given and received on the Business Day on which it was delivered (in the case of personal delivery or delivery by registered mail) or transmitted (in the case of delivery by telecopier or other means of recorded electronic communication); provided that if such notice or other communication is delivered after 5:00pm on a Business Day in the place of receipt, it shall be treated as having been received on the next Business Day immediately following the date of delivery.  Either party may change its address or telecopier number for service from time to time by giving notice to the other party in accordance with this Section 10.

11.                     GENERAL PROVISIONS

11.1              In this Subscription Agreement, unless otherwise specified, currencies are indicated in the lawful currency of the United States of America.

11.2              This Subscription Agreement is divided into articles, sections and subsections and headings are inserted for convenience only and shall not affect the construction or interpretation of any provision hereof. Unless otherwise indicated, all references in this Subscription Agreement to a “Section” or “Subsection” followed by a number and/or a letter refer to the specified section of this Subscription Agreement. Unless otherwise indicated, the terms “hereof”, “herein”, “hereunder” and “hereby” and similar expressions refer to this Subscription Agreement (as amended, supplemented, restated or replaced from time to time) and not to any particular article, section, schedule or other portion hereof.

11.3              In this Subscription Agreement, unless the context otherwise requires, words importing the singular shall include the plural and vice versa and words importing any gender shall include all genders. A reference to a statute or code or a specific provision thereof includes (i) every regulation made pursuant thereto, (ii) all amendments to the statute, code or regulation in force, from time to time, and (iii) any statute, code or regulation that supplements or supersedes such statute, code or regulation.

11.4              The Issuer may rely on delivery by fax machine or scanned email attachment of an executed copy of this Subscription Agreement, and acceptance by the Issuer of such faxed or scanned copy will be equally effective to create a valid and binding agreement between the Purchaser and the Issuer in accordance with the terms of this Subscription Agreement. If less than a complete copy of this Subscription Agreement is delivered to the Issuer at Closing, the Purchaser will be deemed to have accepted and agreed to all of the terms and conditions of the pages not delivered at Closing unaltered.

11.5              In the event that one or more of the provisions of this Subscription Agreement is invalid, illegal or unenforceable in any applicable jurisdiction, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

11.6              Each party hereto shall from time to time (before or after the Closing), at the request of the other party hereto, do such further acts and execute and deliver such further instruments, deeds and documents as shall be reasonably required in order to fully perform and carry out the provisions of this Subscription Agreement and to comply with Applicable Legislation.  The parties hereto agree to act honestly and in good faith in the performance of their respective obligations hereunder.

11.7              This Subscription Agreement is not assignable or transferable by the parties hereto without the express prior written consent of the other party to this Subscription Agreement.

11.8              Time is of the essence of this Subscription Agreement.

11.9              Except as provided in this Subscription Agreement, the Letter of Intent and in the agreements, instruments and other documents contemplated or provided for herein and therein, this Subscription Agreement and the Letter of Intent contain the entire agreement between the parties with respect to the subject matter hereof and there are no other terms, conditions, representations or warranties whether expressed, implied, oral or written, by statute, by common law, by the Issuer, or by any other Person.

11.10       No amendment, supplement, modification or waiver or termination of this Agreement and, unless otherwise specified, no consent or approval by either party hereto, shall be binding unless executed in writing by the party to be bound thereby.

11.11       No failure or delay by either party in exercising any right, power or privilege under this Subscription Agreement will operate as a waiver thereof, nor will any single or partial exercise preclude any other or further exercise of any right, power or privilege under this Subscription Agreement.

11.12       This Subscription Agreement shall enure to the benefit of and shall bind the parties hereto and their respective successors and permitted assigns.

11.13       Nothing herein contained shall constitute, be read or construed so as to create between the parties hereto a relationship of agents, partners or joint venturers.

11.14       This Subscription Agreement shall be governed by and construed in accordance with the laws of the Province of British Columbia (without reference to its rules governing the choice or conflict of laws) and the federal laws of Canada applicable therein and the parties hereto irrevocably attorn and submit to the exclusive jurisdiction of the courts of British Columbia with respect to any dispute arising under or relating to this Subscription Agreement.

11.15       The Purchaser represents and warrants that the Subscription Funds (representing the purchase price for the Purchased Shares) that will be advanced by the Purchaser to the Issuer hereunder will not represent proceeds of crime for the purposes of the Proceeds of Crime (Money Laundering) and Terrorist Financing Act (Canada) (the “PCMLA”), the Proceeds of Crime Act 2002 (United Kingdom) (the “POCA”) or the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act (the “PATRIOT Act”) and the Purchaser acknowledges that the Issuer may in the future be required by law to disclose the Purchaser’s name and other information relating to this Subscription Agreement and the Purchaser’s subscription hereunder, on a confidential basis, pursuant to the PCMLA, POCA or the PATRIOT Act.  To the best of the Purchaser’s knowledge, none of the Subscription Funds to be provided by the Purchaser: (a) have been or will be derived from or related to any activity that is deemed criminal under the law of Canada, the United Kingdom, the United States of America or any other jurisdiction; or (b) are being tendered on behalf of a Person who has not been identified to the Purchaser.  The Purchaser agrees to promptly notify the Issuer if the Purchaser discovers that the advancing or advancement of the Subscription Funds violates the provisions of the PCMLA, POCA or the PATRIOT Act or other applicable laws of Canada, the United Kingdom, the United States of America or any applicable jurisdiction.

11.16       The contract arising out of this Agreement and all documents relating thereto, have been or will be drafted in English only by common accord among the parties.  Le soussigné reconnaît par les présentes qu’il a exigé que le contrat résultant de cette convention de souscription ainsi que tous documents y afférents soient rédigés en langue anglaise seulement.

11.17       This Subscription Agreement may be executed in one or more counterparts, each of which when so executed shall be deemed to be an original, and all of which when taken together shall constitute one and the same Subscription Agreement.

11.18       Each party hereby waives to the fullest extent permitted by applicable law, any right it may have to a trial by jury in respect to any litigation directly or indirectly arising out of, under or in connection with this Agreement.  Each party (a) certifies that no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce the foregoing waiver and (b) acknowledges that it and the other party hereto has been induced to enter into this Agreement by, among other things, the mutual waivers and certifications in this Section 11.18.

11.19       Each party hereto agrees to consult with the other party before issuing or making, and to provide each other reasonable prior opportunity to review, comment upon and concur with, and use all reasonable efforts to agree on, any press release, public statement or disclosure with respect to this Agreement or the transactions contemplated hereby, and further agrees not to issue any such press release, public statement or disclosure without the prior written consent of the other party.  Notwithstanding the foregoing, any party may, without the prior written consent of the other party, issue any press release, public statement or disclosure required by law (including, for the avoidance of doubt, the filing of any of this Agreement as exhibit to any report of the Issuer filed with the SEC and any other disclosures required to be filed with the SEC relating to the transactions contemplated hereby or otherwise describing the terms and conditions of this Agreement) if such party has used reasonable efforts to provide the other party a reasonable opportunity to review such press release, public statement or disclosure and has, in good faith, considered any modifications to such press release, public statement of such other party prior to the time such press release or public statement or disclosure is required to be released pursuant to applicable law, regulation or any listing agreement with the NYSE or the Canadian Exchange.

[EXECUTION PAGE TO FOLLOW]

IN WITNESS WHEREOF, the Issuer and the Purchaser have caused this Subscription Agreement to be executed as of the Effective Date.

TIMBERLINE RESOURCES CORPORATION

Per:	/s/ Randal Hardy, CFO

Authorized Signatory

WATERTON PRECIOUS METALS FUND II CAYMAN, LP, by the General Partner of its General Partner, WATERTON GLOBAL RESOURCE MANAGEMENT CAYMAN CORP.

Per:	/s/ Cheryl Brandon

Authorized Signatory

SCHEDULE “A”

TO:                           Timberline Resources Corporation

The Purchaser directs the Issuer to issue, register and deliver the certificates representing the Purchased Shares as follows:

REGISTRATION INSTRUCTIONS	DELIVERY INSTRUCTIONS

Name to appear on certificate	Name and account reference, if applicable

Account reference if applicable	Contact name

Address	Address

Telephone Number

Present Ownership of Securities

The Purchaser either [check appropriate box and insert number of shares, if applicable]:

☐                                    owns directly or indirectly, or exercises control or direction over,             common shares of the Issuer or securities convertible into common shares of the Issuer; or

☐                                    owns directly or indirectly, or exercises control or direction over,              common shares of the Issuer and convertible securities entitling the Purchaser to acquire an additional              common shares of the Issuer.

Status of Purchaser

The Purchaser is [check any of the following applicable boxes]:

☐                                    an “Insider” as such term is defined in the Corporate Finance Manual of the TSX Venture Exchange (the “Exchange”);

☐                                    a Member of the “Pro Group” as such terms are defined in the Corporate Finance Manual of the Exchange;

☐                                    a “registered individual” or a “registered firm” as such terms are defined in National Instrument 31-103 — Registration Requirements, Exemptions and Ongoing Registrant Obligations (a “Registrant”); or

☐                                    not an “Insider”, a Member of the “Pro Group” or a Registrant.

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Corporate Placee Registration Form

The Purchaser, if following the subscription for Shares will beneficially own more than 5% of the issued and outstanding common shares of the Issuer (approximately                common shares) and if not an individual:  [check appropriate box]

☐                                    has previously filed with the Exchange a Form 4C - Corporate Placee Registration Form, and represents and warrants that there has been no change to any of the information in the Corporate Placee Registration Form previously filed with the Exchange as at the Closing Date of the purchase of Shares as set out in this Agreement; or

☐                                    hereby delivers a Form 4C - Corporate Placee Registration Form, in the form attached hereto as Schedule “B”, to the Issuer for filing with the Exchange, for each Purchaser and beneficial purchaser that is not an individual and has not previously filed with the Exchange a Form 4C - Corporate Placee Registration Form for which there has been no change to any of the information in the Corporate Placee Registration Form previously filed with the Exchange as at the closing of the offering of the purchase of Shares hereunder [complete and execute Schedule “B” attached hereto as required]; or

☐                                    not applicable.

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SCHEDULE “B”

FORM 4C

CORPORATE PLACEE REGISTRATION FORM

This Form will remain on file with the Exchange and must be completed if required under section 4(b) of Part II of Form 4B.  The corporation, trust, portfolio manager or other entity (the “Placee”) need only file it on one time basis, and it will be referenced for all subsequent Private Placements in which it participates.  If any of the information provided in this Form changes, the Placee must notify the Exchange prior to participating in further placements with Exchange listed Issuers.  If as a result of the Private Placement, the Placee becomes an Insider of the Issuer, Insiders of the Placee are reminded that they must file a Personal Information Form (2A) or, if applicable, Declarations, with the Exchange.

1.                                      Placee Information:

(a)                               Name:

(b)                               Complete Address:

(c)                                Jurisdiction of Incorporation or Creation: Nova Scotia

2.                                      (a)                                 Is the Placee purchasing securities as a portfolio manager: (Yes/No)?  NO

(b)                                 Is the Placee carrying on business as a portfolio manager outside of Canada:
(Yes/No)?   NO

3.                                      If the answer to 2(b) above was “Yes”, the undersigned certifies that:

(a)                                 it is purchasing securities of an Issuer on behalf of managed accounts for which it is making the investment decision to purchase the securities and has full discretion to purchase or sell securities for such accounts without requiring the client’s express consent to a transaction;

(b)                                 it carries on the business of managing the investment portfolios of clients through discretionary authority granted by those clients (a “portfolio manager” business) in                      [jurisdiction], and it is permitted by law to carry on a portfolio manager business in that jurisdiction;

(c)                                  it was not created solely or primarily for the purpose of purchasing securities of the Issuer;

(d)                                 the total asset value of the investment portfolios it manages on behalf of clients is not less than $20,000,000; and

(e)                                  it has no reasonable grounds to believe, that any of the directors, senior officers and other insiders of the Issuer, and the persons that carry on investor relations activities for the Issuer has a beneficial interest in any of the managed accounts for which it is purchasing.

i

4.                                      If the answer to 2(a). above was “No”, please provide the names and addresses of Control Persons of the Placee:

Name *	City	Province or State	Country

*     If the Control Person is not an individual, provide the name of the individual that makes the investment decisions on behalf of the Control Person.

5.                                      Acknowledgement - Personal Information and Securities Laws

(a)                                 “Personal Information” means any information about an identifiable individual, and includes information contained in sections 1, 2 and 4, as applicable, of this Form.

The undersigned hereby acknowledges and agrees that it has obtained the express written consent of each individual to:

(i)                                    the disclosure of Personal Information by the undersigned to the Exchange (as defined in Appendix 6B) pursuant to this Form; and

(ii)                                  the collection, use and disclosure of Personal Information by the Exchange for the purposes described in Appendix 6B or as otherwise identified by the Exchange, from time to time.

(b)                                 The undersigned acknowledges that it is bound by the provisions of applicable Securities Law, including provisions concerning the filing of insider reports and reports of acquisitions.

Dated and certified (if applicable), acknowledged and agreed, at                            on September                     2015.

(Name of Purchaser - please print)

(Authorized Signature)

(Official Capacity - please print)

(Please print name of individual whose signature
appears above)

THIS IS NOT A PUBLIC DOCUMENT

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SCHEDULE “C”

TSX Venture Exchange Inc. and its affiliates, authorized agents, subsidiaries and divisions, including the TSX Venture Exchange (collectively referred to in this Schedule as the “Exchange”) collect Personal Information (defined as any information about an identifiable individual, and includes information provided by the Purchaser in this Subscription Agreement) in certain forms that are submitted by the individual and/or by an Issuer or Applicant and use it for the following purposes:

(a)         to conduct background checks;

(b)         to verify the Personal Information that has been provided about each individual;

(c)          to consider the suitability of the individual to act as an officer, director, insider, promoter, investor relations provider or, as applicable, an employee or consultant, of the Issuer or Applicant;

(d)         to consider the eligibility of the Issuer or Applicant to list on the Exchange;

(e)          to provide disclosure to market participants as to the security holdings of directors, officers, other insiders and promoters of the Issuer, or its associates or affiliates;

(f)           to conduct enforcement proceedings; and

(g)          to perform other investigations as required by and to ensure compliance with all applicable rules, policies, rulings and regulations of the Exchange, securities legislation and other legal and regulatory requirements governing the conduct and protection of the public markets in Canada.

As part of this process, the Exchange also collects additional Personal Information from other sources, including but not limited to, securities regulatory authorities in Canada or elsewhere, investigative, law enforcement or self-regulatory organizations, regulations service providers and each of their subsidiaries, affiliates, regulators and authorized agents, to ensure that the purposes set out above can be accomplished.

The Personal Information the Exchange collects may also be disclosed:

(a)         to the agencies and organizations in the preceding paragraph, or as otherwise permitted or required by law, and they may use it in their own investigations for the purposes described above; and

(b)         on the Exchange’s website or through printed materials published by or pursuant to the directions of the Exchange.

The Exchange may from time to time use third parties to process information and/or provide other administrative services.  In this regard, the Exchange may share the information with such third party service providers.